EXHIBIT 4

Bogotá D.C., January 21, 2004

Republic of Colombia

Ministry of Finance and Public Credit

Carrera. 7A, No. 6-45, Piso 8

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) on October 1, 2003 (Registration Statement No. 333-109215), as amended (the “Registration Statement”), of $500,000,000 aggregate principal amount of the Republic’s 8.125% Global Bonds due 2024 (the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated October 1, 2003 included in the Registration Statement, as supplemented by the Prospectus Supplement dated January 13, 2004 relating to the Securities, as first filed with the Commission pursuant to Rule 424(b) under the Securities Act;

(ii) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994 as amended by Amendment No. 1 thereto, dated as of January 21, 2004, between the Republic and JPMorgan Chase Bank;

(iii) the global Security dated January 21, 2004 in the principal amount of $500,000,000, executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated January 21, 2004 pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following laws and decrees of the Republic, under which the issuance of the Securities has been authorized (translations of which have been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172, as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 or as part of Exhibit 3 to Amendment No. 2 to the Republic’s 2001 Annual Report on Form 18-K): Law 80 of October 28, 1993; Law 533 of November 11, 1999; Law 185 of January 27, 1995; Law 781 of December 20, 2002,

Decree 2681 of December 29, 1993, the Act of the Comisión Interparlamentaria de Crédito Público adopted at its meetings held on December 23, 2002 and CONPES 3209 MINHACIENDA DNP: SC dated December 19, 2002; and

(vi) the following additional acts of the Republic under which the issuance of the Securities has been authorized (translations of which are attached as exhibits hereto): External Resolution No. 7 of November 14, 2003 of the Board of Directors of the Central Bank of Colombia; Resolution No. 078 of January 13, 2004 of the Ministry of Finance and Public Credit, Acts of the Comisión Interparlamentaria de Crédito Público adopted at its meetings held on July 21, 2003 and December 18, 2003 and CONPES 3262 MINHACIENDA DNP: SC dated January 9, 2004.

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 3 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2002 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus and under the heading “Validity of the Bonds” in the Prospectus Supplement referred to above.

Very truly yours,

/s/ Aida Cipagauta Rodríguez
Aida Cipagauta Rodríguez Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic of Colombia

2

BANCO DE LA REPUBLICA

EXTERNAL RESOLUTION Nº 7 OF 2003

(November 14)

Whereby the financial conditions to which the Republic must be subject to place bonds or securities of external public debt in the international capital markets are set forth.

THE BOARD OF DIRECTORS OF THE BANCO DE LA REPÚBLICA,

In use of its legal and constitutional powers, in special those conferred by letters c) and h)

of Article 16 of Law 31 of 1992,

RESOLVES:

Article 1.- Without prejudice of the fulfillment of the other requisites set forth by the laws in force, in special those related to budgetary matters and of Public Credit, and in order to ensure the placement shall take place according to the market conditions, the securities in foreign currency up to an amount of one point four billion Dollars of the United States of America (US$1,400,000,000.00) or its equivalent in other currencies to be issued and placed by the Nation in the international capital markets and which proceeds shall be intended to finance budgetary allocations for FY2004 and FY2005, shall be subject to the financial conditions listed herein below:

PERIOD:	Greater than 2 (two) years according to the market to be accessed.

INTEREST:	Fixed or variable rate according to those market conditions prevailing on the date of placement of the securities, subject to the cap provided for by the Board of Directors of Banco de la República to the Ministry of Finance and Public Credit.

OTHER EXPENSES AND FEES:	The ones fixed by the market for this sort of operations.

Paragraph.- Without the due fulfillment of the financial conditions provided for herein, the aforementioned certificates may not be offered or placed.

Article 2.- In addition to what is set forth in Article1, the amount of the securities denominated in foreign currency of the Republic mentioned in the External Resolutions No. 2 and No. 6 of

2002, that shall not be issued or placed in FY2003, can be used to make issuances and placements in FY2004, under the financial conditions set forth in this Resolution, in order to finance budgetary allocations of that fiscal year.

Article 3.- Whenever an issuance is scheduled to be made, the General Director of Public Credit shall report to the Board of Directors of Banco de la República. Likewise, the aforementioned officer will submit a report to the Banco de la República about the result of the placement of securities referred to herein within the 10 (ten) days after the date of issuance.

Article 4.- This resolution is valid as from the date of its publication.

Given in Bogotá D.C. as of November 14, 2003.

(Signed)	(Signed)
ALBERTO CARRASQUILLA BARRERA CORREA	GERARDO HERNÁNDEZ
President	Secretary

REPUBLIC OF COLOMBIA

MINISTRY OF FINANCE AND PUBLIC CREDIT

RESOLUTION No. 078 of 2004

(January 13, 2004)

“Whereby the Nation is authorized to issue, subscribe and place External Public Indebtedness Certificates in the international capital markets for an amount up to ONE BILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$1,000,000,000.00) or its equivalent in other currencies and other provisions are taken”

THE GENERAL DIRECTOR OF PUBLIC CREDIT (A)

in use of his legal powers and specially those conferred by Article 19 of Decree 2681 of 1993, letter a) of Article 1 of Ministerial Resolution 2650 of November 12, 1996, and Resolution 069 of January 9, 2004, and

WHEREAS:

Article 3 of Decree 2681 of 1993 authorizes the state entities to carry out public credit operations among which are comprised, among others, the issuance, subscription and placement of national bond certificates;

Article 10 of Law 533 of 1999 sets forth that are considered as national bond certificates, the bonds and other securities with credit tenor and a period for their redemption, being issued by state entities;

Article 19 of Decree 2681 of 1993 sets forth that the issue and placement of national bond certificates on behalf of the Nation requires an authorization granted by Resolution of the Ministry of Finance and Public Credit, which is to be granted upon the approval to be given by the National Council of Economic and Social Policies -CONPES- and the opinion of the Interparliamentary Commission of Public if it deals with External Public Indebtedness Certificates with a period over a year;

Pursuant to Document CONPES 3209 of December 19, 2002, the National Council of Economic and Social Policies -CONPES- rendered its favorable opinion to the Nation to carry out public external credit operations up to the amount of ONE BILLION FIFTY FOUR MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$ 1,054,000,000.00) or its equivalent in other currencies to finance budgetary allocations for the fiscal year of 2003 and 2004 and after discounting the issuances carried out based on such CONPES document, currently remains an authorized and not used amount equivalent to FIVE HUNDRED AND TWENTY THREE MILLION SIX HUNDRED AND FIFTY NINE THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$ 523,659,000.00)

RESOLUTION No. 078 of 2004 January 13, 2004 Page No. 2

Continuation of Resolution “Whereby the Nation is authorized to issue, subscribe and place External Public Indebtedness Certificates in the international capital markets for an amount up to ONE BILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$1,000,000,000.00) or its equivalent in other currencies and other provisions are taken”

Pursuant to Document CONPES 3262 of January 9, 2004, the National Council of Economic and Social Policies -CONPES- rendered its favorable opinion to the Nation to carry out public external credit operations up to the amount of ONE BILLION FOUR HUNDRED FIFTY MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$1,450,000,000.00) or its equivalent in other currencies to finance budgetary allocations for the fiscal year of 2004 and 2005. Based on such opinion the Nation has not carried out any other issuance, and taking into account the authorized and not used amounts mentioned in the afore mentioned paragraph, currently remains an authorized and not used accumulated amount of ONE BILLION NINE HUNDRED SEVENTY THREE MILLION SIX HUNDRED FIFTY NINE THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$1,973,659,000.00);

The Honorable Interparliamentary Commission of Public Credit, in session held on December 23, 2002, rendered unanimously its favorable opinion to the Nation - Ministry of Finance and Public Credit - to issue securities in the international capital markets for an amount up to EIGHT HUNDRED MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US $800,000,000.00) or its equivalent in other currencies, intended to finance budgetary allocations for the fiscal years of 2003 and 2004, and after discounting the issuance carried out under such Commission, currently remains an authorized and not used amount equivalent to TWENTY MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$20,000,000,00);

The Honorable Interparliamentary Commission of Public Credit, in sessions held on July 21, 2003, rendered unanimously its favorable opinions to the Nation - Ministry of Finance and Public Credit - to issue securities in the international capital markets for an amount up to FIVE HUNDRED MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$500,000,000.00) or its equivalent in other currencies, respectively, intended to finance budgetary allocations for the fiscal years of 2003 and 2004.

The Honorable Interparliamentary Commission of Public Credit, in session held on December 18, 2003, rendered unanimously its favorable opinion to the Nation - Ministry of Finance and Public Credit - to issue securities in the international capital markets for an amount up to FOUR HUNDRED AND EIGHTY MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$480,000,000.00) or its equivalent in other currencies, intended to finance budgetary allocations for fiscal years 2004 and 2005 and based on such opinion the Nation has not carried out any other issuance, and taking into account the authorized and not used amounts mentioned in the two above mentioned paragraphs, currently remains an authorized and not used accumulated amount of ONE BILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$1,000,000,000.00);

In accordance with provisions of Article 16, letters c) and h) of Law 31 of 1992, the Board of Directors of the “Banco de la República” by External Resolution No. 7 of November 14 of 2003, indicated the financial conditions to which the Nation must be bound to place External Public Indebtedness Certificates in the international capital markets; whose proceeds are intended to finance budgetary allocations for fiscal years 2004 and 2005;

RESOLUTION No. 078 of 2004 January 13, 2004 Page No. 3

Continuation of Resolution “Whereby the Nation is authorized to issue, subscribe and place External Public Indebtedness Certificates in the international capital markets for an amount up to ONE BILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$1,000,000,000.00) or its equivalent in other currencies and other provisions are taken”

Literal a) of Article 1 of Ministerial Resolution 2650 of November 12, 1996 delegated the General Director of Public Credit the authorization to carry out the issuance and placement of External Public Indebtedness Certificates of the Nation, in the terms set forth in the Article 19 of Decree 2681 of 1993;

The Nation is planning to issue, subscribe and place External Public Indebtedness Certificates in the international capital markets up to an amount of ONE BILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$1,000,000,000.00) or its equivalent in other currencies to finance to finance budgetary allocations for fiscal year 2004;

RESOLVES:

ARTICLE ONE.- To authorize the Nation to issue, subscribe and place External Public Indebtedness Certificates in the international capital markets for an amount up to ONE BILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$1,000,000,000.00) intended to finance budgetary allocations for Fiscal Year 2004.

ARTICLE TWO.- Characteristics, terms and conditions to which must be bound the External Public Indebtedness Certificates referred to in the above Article will be as follows:

Maturity:	Over two (2) years, depending on the market to be entered.

Interest rate:	Fixed- or variable rates according to market conditions on the date of placement, subject to the limits determined by the Board of Directors of the “Banco de la República”.

Other charges and fees:	The ones fixed by the market for this sort of operations.

ARTICLE THREE.- The other terms, conditions and characteristics of the issue authorized hereby will be determined by the General Directorate of Public Credit of the Ministry of Finance and Public Credit.

ARTICLE FOUR.- To authorize the Nation to carry out all the related operations of public credit written in the above Article one hereof.

RESOLUTION No. 078 of 2004 January 13, 2004 Page No. 4

Continuation of Resolution “Whereby the Nation is authorized to issue, subscribe and place External Public Indebtedness Certificates in the international capital markets for an amount up to ONE BILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$1,000,000,000.00) or its equivalent in other currencies and other provisions are taken”

ARTICLE FIVE.- In accordance with provisions of Article 7 of Law 488 of 1998, the payment of principal, interest, fees and other charges related to the issue authorized hereby, will be tax-exempt from any national taxes, rates, imposts and levies only when such transaction is carried out with people who are non-resident or without legal residence in Colombia.

ARTICLE SIX.- The Nation - Ministry of Finance and Public Credit must comply to the other relevant regulations, in special those related to External Resolution No. 8 of 2000 of the Board of Directors of the “Banco de la República” and other concurrent provisions.

ARTICLE SEVEN.- This resolution is valid from the date of its publication in the Official Gazette, requisite which is deemed fulfilled with the order given by the Director General of Public Credit, pursuant to provisions of Article 18 of Law 185 of 1995.

LET IT BE ENACTED AND ACCOMPLISHED

Given in Bogotá, D. C., as of January 13, 2004

(Signed)
ANA IRMA VIRGINIA GUEVARA GENERAL DIRECTOR OF PUBLIC CREDIT (A) MINISTRY OF FINANCE AND PUBLIC CREDIT

THE UNDERSIGNED TECHNICAL SECRETARY OF THE

INTERPARLIAMENTARY COMMISSION OF PUBLIC CREDIT

CERTIFIES THAT:

In session held on July 21, 2003, the Interparliamentary Commission of Public Credit has given unanimously its favorable opinion so that the Nation – Ministry of Finance and Public Credit issue External Public Indebtedness Certificates in an amount of US$500.00 million or its equivalent in other currencies to finance budgetary appropriations for years 2003-2004.

(Signed)
AÍDA CIPAGAUTA RODRÍGUEZ TECHNICAL SECRETARY

Given in Bogotá D. C., as of July 22, 2003

THE UNDERSIGNED TECHNICAL SECRETARY OF THE

INTERPARLIAMENTARY COMMISSION OF PUBLIC CREDIT

CERTIFIES THAT:

In session held on December 18, 2003, the Interparliamentary Commission of Public Credit has given unanimously its favorable opinion so that the Nation – Ministry of Finance and Public Credit issue External Public Indebtedness Certificates in an amount of US$480.00 million, intended to finance budgetary appropriations for years 2004-2005.

(Signed)
AÍDA CIPAGAUTA RODRÍGUEZ TECHNICAL SECRETARY

Given in Bogotá D. C., as of December 29, 2003

CONPES 3262 Document

Republic of Colombia

National Planning Department

AUTHORIZATION GRANTED TO THE NATION TO OPEN AN INDEBTEDNESS QUOTA UP TO AN AMOUNT OF US $ 1.450 BILLION OR ITS EQUIVALENT IN OTHER CURRENCIES INTENDED TO FINANCE BUDGETARY ALLOCATIONS FOR 2004 – 2005.

Ministry of Finance and Public Credit

DNP: SC

Bogotá, D. C., January 09, 2004

INTRODUCTION

Pursuant to provisions of Decree 2681 of 1993, this document submits to the approval of the National Council of Economic and Social Policies -CONPES- the authorization to be given to the Nation to contract external credit transactions through commercial banks and the international capital market up to an amount of US $ 1.450 billion, or its equivalent in other currencies, in order to finance top priority budgetary appropriations for years 2004-2005.

I.	BACKGROUND

For 2003 the Nation carried out in the international markets a strategy made up by; i) Financing, ii) managing the external debt.

•	Financing:

Since the end of 2002, months after Mr. President Uribe took Office, the international market, in practical terms closed all over the year 2002 for Colombia, started to react positively for the country. Thanks to this, in December, as part of the pre-financing for 2003, the Nation issued bonds in the external markets in an amount of US$500.00 million with a 10 year term. In January, 2003 the Nation issued successfully US$500.00 million with a 30 year term. In April, 2003, the 10 year bond issued in December 2002 was reopened in the amount of US$205,00 million, from which US$100.00 million were used to finance 2003. In August, the Nation reopened the bond with maturity in 2006 and 2007 for US$167.00 million and US$63.00 respectively, totalizing US$230.00 million with the Savings Fund for Oil Stabilization (Fondo de Ahorro para la Estabilización Petrolera – FAEP), with that the 2003 financing was closed.

•	Debt Managing Operations

Having the external financing practically secured in the first month of 2003, the Nation, seeking to continue a proactive management of its external debt, started a 2005 - bonds swap program, carrying out Debt Managing Operations in April, May, July and December aimed to diminish the high amortizations of 2005.

Together with the operations carried out in 2002, an amount of US$784.00 million, out of the amortizations of 2005, have been currently reduced.

Table 1

Reduction of Amortizations for 2005

Date	May. 2002	Jun. 2002	May. 2003	Jun. 2003	Nov. 2003	Reduction		Previous	After

Transaction	External Bonds Swap for TES	External Bonds Swap for a New External Bond	Repurchase QAN and financing with reopening Bond 2013	Repurchase FRN-05 and Financing with New FNR 09 and Reopening Bond 2033	Bond Swap 09p05 for Bond 09

Reduction in Amortizations
2003	172.7	53.3		60.0		286.0	13%	2,205.0	1,919.0
2004	277.8	93.2		120.0		491.0	27%	1,838.0	1,347.0
2005	138.5	107.7	153.0	120.0	265.3	784.5	29%	2,725.5	1,941.0
Total	589.0	254.2	153.0	300.0	265.3	1.561.5	23%	6,769.0	5,207.0
Iligible	2,267.0	1,800.0	153.0	300.0	250.0	4,770.0
% of Sucess	26%	14%	100%	100%	106%	33%

II.	PROBLEMS

Currently the Ministry of Finance has authorizations given by Banco de la República and the Interparliamentary Commission of Public Credit to make issuances in the amount of US$1.720 billion and US$1.00 billion for 2004-2005, respectively. However the quota authorized by CONPES is only US$523.00 million.

The Financial Plan for 2004 announces a financing goal in the external capital market of US$1.2 billion and in external loans of US$250.0 million. The cash flow in United States Dollars of the Directorate of the General Treasury’s monthly schedule shows and important concentration of expenditures in USD for the first semester of the year, in particular for January. Therefore, it is required to have the necessary flexibility in such authorizations in order to access the international capital market in the best moments so that the best conditions for the financing of the country for 2004 and 2005 can be obtained. It is important to note that in this moment, the issuance is restricted by the authorized quota given by CONPES.

III.	JUSTIFICATION

For 2004 the Ministry of Finance has calculated a fiscal deficit of the Central National government of – CNG-5.24% out of GDP, that together with debt amortizations of US$4.851 billion generates financial needs of US$9.100 billion. Such financing will be obtained in a 49.9% (US$4.546 billion) through domestic credit sources and a 33.4% (US$2.950 billion) through external credit sources. The remaining percentage, that is 16.7% (US$1.604 billion), will be obtained from other sources.

Out of disbursements of external credit sources for 2004 for US$2.950 billion, US$1.450 billion approximately will be obtained from public credit operations with commercial banks and from the international capital market; and US$1.500 billion from the multilateral banking. It is important to point out that since many years ago the Nation has given priority to credits coming from the multilateral banking in reason to its favorable financial and technical conditions and the support given by these entities to the Country.

Table 2

Sources and Uses 2004

	COP T.M.	US$ billion	%GDP
Deficit	12,802.00	4,250.00	5.24
Amortizations	14,613.00	4,851.00	5.98

TOTAL USES	27,416.00	9,100.00	11.23

Disbursements	22,581.00	7,496.00	9.25
Domestic	13,694.00	4,546.00	5.61
External	8,887.00	2,950.00	3.64
Bonds	3,615.00	1,200.00	1.48
Multilaterals	4,508.00	1,500.00	1.85
Comm. Banks	764.00	250.00	0.31
Floating Debt	526.00	175.00	0.22
Privatizations	600.00	199.00	0.25
Accumulated adjustments	413.00	137.00	0.17
Central Bank’s Profits	773.00	257.00	0.32
Portfolios and other sources	2,522.00	837.00	1.03

TOTAL SOURCES	27,416.00	9,100.00	11.23

Below is shown the main considerations whereby the CONPES is required to authorize the Nation to increase the quota for the contracting of external credits up to an amount of US$1.450 billion or is equivalent in other currencies, in order to finance priority budgetary allocations for 2004 and 2005.

1.	Secure the financing of the Central National Government for 2004 and the beginning of 2005.

The multilateral banking has announced an important support through credits for Colombia. In spite of the announcements of credit disbursements to the Nation for the coming years through this source, given the conditions to which these disbursements are subject, the reception of some of these proceeds could be delayed.

In order to secure the financing of the National Government and tom solve the short term liquidity problems of the Nation, it is desirable to diversify the financing sources and take advantage of the opportunity windows presented in the international market. The foregoing, in the event that the proceeds initially scheduled can not be disposed.

1.	Inconvenience of financing bigger amounts through the domestic market.

Within an environment in which difficulties in the domestic market are presented, having a bigger percentage to this type of indebtedness could increase interest rates, reducing the available proceeds for financing the private sector. This would have a negative impact on the economical growth, employment and productivity. Nevertheless, it is important to point out that the goals of the debt managing are intended to increase the percentage of domestic financing versus the external financing, this without the prejudice of counting on enough flexibility that allows to substitute sources so that the need of domestic cash is not unnecessarily exerted.

IV.	DESCRIPTION OF THE FINANCING TO BE CONTRACTED

Characteristics of the financing to be contracted will be determined by the type of financing to be contracted (bonds, syndicated credits or another instruments of the capital markets), pursuant to the availability of those in the international market.

The Nation plans to contract US$1.200 billion in the international capital market and US$250.00 million through external loans with commercial banks through a syndicated credit.

V.	FINANCIAL CONDITIONS AND DISBURSEMENTS

The financial conditions of the operations to be contracted will be determined by the market though those must be in accordance with debt profiles projected by the Ministry of Finance and Public Credit.

VI.	RECOMMENDATIONS

The Ministry of Finance and Public Credit and the National Planning Department recommend the CONPES to authorize the contracting of operations related to external public credit up to an amount of US$1.450 billion or its equivalent in other currencies (US$1.200 billion in the international capital market and US$250.00 million in external loans through commercial banks), in order to finance priority budgetary allocations for 2004 and 2005.